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                                  EXHIBIT 11.1

                             ADFLEX SOLUTIONS, INC.

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

                    (in thousands, except per share amounts)


                                                                      Three Months Ended
                                                                           March 31,
                                                                     1998            1997
                                                                     ----            ----
Net income                                                          $2,631          $  873

Computation of shares used in net income (loss) per share:


Weighted average common shares outstanding                           8,805           8,666

Incremental common equivalent shares representing
shares issuable upon exercise of stock options (1)                     118             101
                                                                    ----------------------


Total weighted average shares - diluted                              8,923           8,767
                                                                    ======================

Total weighted average shares - basic
                                                                     8,805           8,666
                                                                    ======================

Net income per diluted common and
common equivalent share                                             $  .30          $  .10
                                                                    ======================

Net income per basic common and
common equivalent share                                             $  .30          $  .10
                                                                    ======================






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(1) Amount calculated using the treasury stock method and fair market values for stock.